Exhibit 10.3

QUOIN PHARMACEUTICALS LTD.

AMENDED AND RESTATED CHARTER OF

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Adopted: March 3, 2022

Capitalized terms contained but not defined in this Charter shall have the meanings ascribed to such terms in the Amended and Restated Articles of Association (the "Articles") of Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), unless and to the extent the context indicates otherwise.

Purpose

The Compensation Committee (the "Committee") shall report to and assist the Board of Directors (the "Board") of the Company. The purpose of the Committee is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s Officers as provided for in the Israeli Companies Law, 5759-1999 (the “Companies Law”), including recommendations to the Board regarding the establishment, and periodic updating of a compensation policy pursuant to Section 267A(a) of the Companies Law (the "Compensation Policy") and the implementation thereof, as well as other roles set forth in Section 118B of the Companies Law, all subject to the provisions of the Companies Law.

The Committee shall seek to ensure that the Company structures its compensation plans, policies and programs as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company and to promote the success of the Company’s business. In reviewing and approving the Company’s overall executive compensation program, if applicable, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in addition to the parameters of the Compensation Policy and/or provisions of the Companies Law allowing for a deviation from the Compensation Policy.

The Company has adopted the corporate governance structure set forth in Regulation 5D of the Israeli Companies Regulations (Relief for Public Companies with Shares Listed for Trading on a Stock Market Outside of Israel), 5760-2000 (the “Relief Regulations”), pursuant to which a public company whose securities are not listed in Israel and are listed on certain foreign exchanges, including NASDAQ: (x) which satisfies the laws and regulations (including listing standards) regarding the appointment of independent directors and the composition of audit and compensation committees, which apply to companies that are organized in the country in which the qualified foreign exchange operates and listed on such foreign exchange; and (y) regarding which, there is no person or group of persons acting together in control of the Company as the term "control" is defined under the Companies Law (a "Controlling Shareholder"), is exempt from the Companies Law requirements in connection with External Directors, as well as requirements thereunder regarding the composition of the audit committee and compensation committee, provided that (z) if at the time of election or appointment of any Director the members of the Board are of one gender, a Director of the opposite gender shall be elected or appointed. In accordance with such corporate governance structure as set forth in Regulation 5D of the Relief Regulations, for so long as the Company does not have a Controlling Shareholder, the Company shall satisfy the provisions of law and the listing standards which apply to companies organized within the United States and listed on NASDAQ, in connection to the appointment and number of independent directors on the Board, as well as and the composition of each of the audit and compensation committees, in lieu of those requirements of the Companies Law which would otherwise apply.

At any point in time, should the Company no longer operate pursuant to the corporate governance structure set forth in Regulation 5D of the Relief Regulations, whether by reason of ineligibility or due to a Board resolution, and the Company appoints External Directors to the Board, then, notwithstanding anything herein to the contrary, the Committee's composition shall be in accordance with the relevant provisions of the Companies Law and the Articles, including: (a) the Committee will have at least three members; (b) all of the Company’s External Directors will be appointed to the Committee; (c) the Chairman of the Committee shall be an External Director; (d) External Directors shall constitute a majority of the Committee's members; and (e) the following persons shall not be members of the Committee: (i) the Chairman of the Board, (ii) any Director who is employed by, or provides services (other than in his or her official capacity as a Director or Board committee member) on an ongoing basis to, the Company, a Controlling Shareholder of the Company, or a company under the control of such Controlling Shareholder, (iii) a Director whose main source of income is dependent on a Controlling Shareholder of the Company, and (iv) a Controlling Shareholder of the Company or such Controlling Shareholder's "Relative" (as the term "Relative" is defined under the Companies Law).

At any point in time, should the Company no longer operate pursuant to the corporate governance structure set forth in Regulation 5D of the Relief Regulations, whether by reason of ineligibility or due to a Board resolution, and the Company appoints External Directors to the Board, then no member of the Committee may receive from the Company, whether directly or indirectly, any fee or compensation except as provided in the Companies Law and Regulations promulgated thereunder pertaining to the compensation of External Directors.

Committee Membership

The Committee shall consist of no fewer than two members and each member of the Committee shall be an "independent director" as defined by Rule 5605(a)(2) of The Nasdaq Stock Market LLC ("NASDAQ"); provided, however, that the Company may avail itself of any phase-in periods and other exemptions permitted under applicable NASDAQ rules, regulations and standards. In addition, in affirmatively determining the independence of any director who will serve on the Committee, the Board shall consider all factors specifically relevant to determining whether a director has a relationship with the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to: (i) the source of compensation of the director, including any director, consulting, advisory or other compensatory fee paid by the Company to the director; and (ii) whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

At least two members of the Committee also shall qualify as "outside" directors within the meaning of Section 162(m) of the Internal Revenue Code (the "Code") and as "non-employee" directors within the meaning of Rule 16b-3 under the Exchange Act.

The members of the Committee shall be appointed and may be replaced by the Board with or without cause. A member of the Committee may resign by delivering his or her written notice of resignation to the chairperson of the Board, to take effect at a date specified therein, or upon delivery of such written notice if no date is specified. Unless the Board elects a chairperson of the Committee, the Committee shall elect a chairperson by majority vote.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, generally not less frequently than quarterly. The Committee chairperson shall preside at each meeting. In the event the Committee chairperson is not present at a meeting, the Committee members present at that meeting shall designate one of its members as the acting chairperson of such meeting. Written minutes of Committee meetings shall be maintained. The Committee may also act by unanimous written consent in lieu of a meeting. Subject to the provisions of the Companies Law, the procedures for the meetings of the Committee shall be the same as the procedures for the meetings of the Board, as described in the Articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board.

Committee Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

General Compensation and Benefits

The Committee shall periodically review general compensation and benefit programs of the Company.

Roles and Responsibilities under the Companies Law

1.	Make recommendations to the Board regarding the Compensation Policy for Directors and Officers, and, at least once every three years, make a recommendation regarding the extension of the Compensation Policy, if such Compensation Policy was approved for a period of more than three years;

2.	Make recommendations to the Board regarding updates of the Compensation Policy, from time to time, and examine its implementation;

3.	Decide whether to approve the terms and conditions of service and/or employment of directors and officers, when approval of the compensation committee is required in accordance with the Companies Law; and

4.	Decide, in circumstances set forth under the Companies Law, whether to exempt the approval of terms and conditions of service of a CEO from the requirement of shareholder approval, and make other determinations that Chapter 5 of the Companies Law assigns to the Committee.

Executive Compensation

1.	The Committee shall at least annually: (a) review and recommend for approval by the Board the corporate goals and objectives relevant to the compensation of the CEO; (b) evaluate the CEO’s performance in light of those goals and objectives; and (c) recommend for approval by the Board, the CEO’s compensation level, including the CEO’s base salary, bonus, incentive compensation levels, equity compensation, special or supplemental benefits or payments and other forms of compensation and any employment agreement, consulting arrangement, severance or retirement arrangement or change of control agreement or provision covering the CEO. The CEO shall not be present during the voting or deliberations by the Committee on his/her compensation.

2.	The Committee shall at least annually review, with input from the CEO, the performance of the other executive officers of the Company and set their compensation levels, including base salary, bonus, incentive compensation levels, equity compensation, special or supplemental benefits or payments and other forms of compensation and any employment agreement, consulting arrangement, severance or retirement arrangement or change of control agreement or provision covering such officers. The Committee may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, the compensation of other executive officers.

3.	The Committee shall periodically review and make recommendations to the Board with respect to incentive-compensation and equity-based plans.

4.	Subject to the provisions of the Companies Law, including, without limitation, Section 288(b)(1) thereof (but only to the extent the restrictions set out in such Section are in effect) and except as the Board may otherwise determine, the Committee shall exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by this charter, any such plan or a resolution of the Board, the Committee shall not be authorized to amend any such plan. The Committee, or a majority of the independent directors serving on the Board, shall approve any inducement awards to be granted in reliance on the exemption from stockholder approval contained in NASDAQ Rule 5635(c)(4).

5.	Oversee the Company’s policies on structuring compensation programs for executive officers to, where determined appropriate, preserve tax deductibility and, as and when required, establish and certify the attainment of performance goals pursuant to Section 162(m) of the Code.

6.	Review and recommend to the Board for approval the appropriate structure and amount of compensation of the Company’s directors, including all forms of cash compensation paid to Board members and the grant of all forms of equity compensation provided to Board members.

7.	Oversee the Company’s compliance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and NASDAQ related to stockholder approval of certain executive compensation matters and equity compensation plans.

8.	Review and discuss with management the "Compensation Discussion and Analysis" section of the Company’s proxy statement, Form 10-K or other document (as applicable and when required by the rules and regulations of the SEC to be included therein) and based on that review, determine whether or not to recommend to the Board that the "Compensation Discussion and Analysis" be included in the proxy statement, Form 10-K or other document, in accordance with applicable SEC rules and regulations.

9.	Prepare and approve the "Compensation Committee Report" section of the Company’s proxy statement, Form 10-K or other document (as applicable and when required by the rules and regulations of the SEC to be included therein).

10.	Consider and implement policies with respect to oversight, assessment and management of risks associated with the Company’s compensation policies.

11.	Review and establish appropriate insurance coverage for the Company’s directors and officers.

Committee Performance

1.	Conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

2.	At least annually, review and assess the adequacy of this Charter and recommend any proposed modifications to the Board.

Advisors

The Committee shall have the power, in its sole discretion, to select, retain and terminate any compensation consultants, independent legal counsel and other advisors to the Committee, including the sole authority to approve their fees and other retention terms. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. The Committee shall not select or obtain advice from any such expert, outside consultant, external legal, accounting, compensation or other advisor without first taking into consideration the factors relevant to such advisor’s independence specified in NASDAQ Rule 5605(d)(3) and considering and addressing any conflicts of interest between the Company and such advisor, which would require disclosure pursuant to Item 407(e)(3)(iv) of Regulation S-K (or any successor disclosure item). The fees, expenses or compensation owed to any person retained by the Committee and any ordinary administrative expenses of the Committee incurred in carrying out its duties and responsibilities shall be borne by the Company. Notwithstanding the foregoing, the Committee chairperson shall, unless the exigencies of a specific situation require otherwise, first advise the Company's Chief Financial Officer of any such potential material expenditures.